Exhibit 3.58

OPERATING AGREEMENT

OF

CTS HOLDINGS, LLC

This Operating Agreement (this “Agreement”) of CTS Holdings, LLC (the “Company”) is entered into as of October 20, 2003 by and between the Company and Concord EFS, Inc., a Delaware corporation /”Concord”) and any Person who shall hereafter execute this Agreement as a Member of the Company (Concord and any such other Persons are referred to herein as a “Member” and collectively as the “Members”).

The Company has been organized as a Colorado limited liability company under and pursuant to the Colorado Limited Liability Company Act, as amended (the “Act”), by the filing of Articles of Organization /the “Articles of Organization”) with the Secretary of State of the State of Colorado.

The Company and Concord hereby agree as follows:

1.               Name. The name of the limited liability company is CTS Holdings, LLC.

2.               Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.               Registered Office. The address of the registered office of the Company shall be the address of the Company’s registered agent for service of process as set forth in the Articles of Organization.

4.               Registered Agent. The name and address of the registered agent of the Company for service of process on the Company is set forth in the Articles of Organization.

5.               Membership Interests. The name of the sole Member and its membership interests in the Company are as follows:

Name	Membership Interests
Concord EFS, Inc.	100 Membership Interests

6.               Powers. The business and affairs of the Company shall be managed by the Members. The Members, upon a unanimous vote or written consent, shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Colorado.

7.               Duration; Dissolution. (a) The Company shall continue in existence until the Company shall be dissolved and its affairs wound up in accordance with the Act or this Agreement.

(b)             The Company shall dissolve, and its affairs shall be wound up, upon the unanimous vote or written consent of the Members.

8.               Capital Contributions. In exchange for the membership interests described in Section 5 above, Concord is making as of the date hereof a contribution to the Company of $100.

9.               Profits, Losses and Distributions. (a) For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member’s relative capital interest in the Company.

(b) Distributions shall be made to the Members at the times and in the aggregate amounts determined by the unanimous vote or written consent of the Members. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

10.           Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the Unanimous vote or written consent of the Members.

11.           Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

12.           Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Colorado, all rights and remedies being governed by said laws.

13.           Amendments. This Agreement may not be amended, modified or waived without a unanimous vote or written consent of the Members.

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

CTS HOLDINGS, LLC
By:	/s/ E. Miles Kilburn
Name: E. Miles Kilburn
Title: President

CONCORD EFS, INC.

By:	/s/ E. Miles Kilburn
Name: E. Miles Kilburn
Title: Executive Vice President